Exhibit 10.1 Key Energy Services 1301 McKinney Suite 1800 Houston, Texas 77010

April 6, 2016

Robert Drummond

3027 Preakness Ct

Richmond, TX 77406

Re: Promotion Bonus

Dear Mr. Drummond:

Key Energy Services, Inc., a Maryland corporation (the “Company”) considers your service and dedication to the Company essential to our success. To induce you to remain employed with the Company following your recent promotion to Chief Executive Officer of the Company, the Company is pleased to offer you (“you” or “Employee”) a promotion bonus, as described in this letter agreement.

In recognition of your service with the Company from March 5, 2016 until March 5, 2018 (the “Retention Period”), the Company is offering you a promotion bonus in the amount (or value, as applicable) of $750,000, less all applicable withholdings and deductions withheld from the amount by the Company as required by law (the “Promotion Bonus”), subject to the satisfaction of the terms and conditions of this letter agreement.

Section 1.	Eligibility Criteria

You will be eligible to receive this Promotion Bonus if all of the following criteria are satisfied:

1. You are continually employed by the Company from the date of this letter agreement through the end of the Retention Period, and are employed by the Company on the last day of the Retention Period. The Company will have the sole discretion to determine whether any leave of absence during the Retention Period constitutes a forfeiture of the Promotion Bonus.

2. You have not given notice of your intent to resign from employment on or before the last day of the Retention Period.

Section 2.	Change in Control or Certain Terminations of Employment

In the event that a Change in Control (as defined below) occurs at the Company, and you are terminated by the Company for any reason, except for Cause (as defined below) on or within twelve (12) months following such a Change in Control, your Promotion Bonus will vest in full and you will be entitled to receive a settlement of your Promotion Bonus pursuant to Section 3 below.

For purposes of this letter agreement only, the term “Change in Control” shall be defined as a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be case in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event. For purposes of this letter agreement only, the term “Cause” shall mean (1) the willful and continued failure by Employee to substantially perform Employee’s duties hereunder, (2) repeated substandard work performance or repeated unreliability that has not been cured to the Company’s satisfaction after notice of the same as has been provided to Employee; (3) serious workplace misconduct, (4) Employee’s engagement in misconduct that Employee knows or should know reasonably could be injurious to the Company, monetarily or otherwise (including injurious to the reputation of the Company); (5) Employee’s conviction of a felony by a court of competent jurisdiction or a plea of no contest to a felony charge, (6) fraud or other material dishonesty against the Company or any of the Company’s subsidiaries, (7) the breach of any of the provisions hereof, or (8) the violation by Employee of any of the Company’s policies, rules or guidelines as in effect from time to time, including without limitation, the Code of Business Conduct, securities trading policy or anti-trust policy.

Section 3.	Payment of Promotion Bonus

If you are eligible to receive the Promotion Bonus pursuant to Section 1, the Promotion Bonus will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the end of the Retention Period, but in no event later than thirty (30) days following the end of the Retention Period.

In the event that you become eligible to receive the Promotion Bonus pursuant to Section 2, the Promotion Bonus will be paid to you in one lump sum cash payment within thirty (30) days of the consummation of the Change in Control event or your separation from service with the Company, as applicable.

Notwithstanding anything to the contrary in this Section 3 or this letter agreement, the Company shall retain the sole discretion to settle your Promotion Bonus in the form of the

Company’s common stock (the “Stock”). In the event that the Company determines to settle your Promotion Bonus in the form of fully vested Stock, the Stock will be granted to you under the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan, as amended. The number of shares of Stock to be granted to you as settlement of your Promotion Bonus shall be determined by dividing the cash amount of the applicable Promotion Bonus (or any applicable portion thereof) by the closing price of the Stock on the date immediately prior to the date that the Promotion Bonus becomes vested and nonforfeitable to you (less any applicable withholding or deduction amounts).

ARTICLE I

Section 4.	Miscellaneous Terms

Your employment remains at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause.

The Company shall oversee all aspects of the administration of the Promotion Bonus and this letter agreement. The Company shall have complete control and authority to determine your rights with respect to the Promotion Bonus or the rights of any other person having or claiming to have any interest to the Promotion Bonus through you. The Company shall have complete discretion to interpret the provisions of this letter agreement and to decide all matters under this letter agreement, including, without limitation, the right to modify a vesting or forfeiture schedule applicable to the Promotion Bonus. Such interpretation and decision shall be final, conclusive and binding on you and any person claiming under or through you, in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously. When making a determination or calculation, the Company shall be entitled to rely on information furnished by you or any Company representative. The Company may correct any defect, supply any omission, or reconcile any inconsistency in this letter agreement in the manner and to the extent it deems necessary or desirable to carry out the intent of this letter agreement, and the Company shall be the sole and final judge of that necessity or desirability.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and administered in accordance with Section 409A of the Code and all regulations thereunder. All rights under this letter agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Promotion Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any promotion or retention bonus; provided, however, that this letter agreement shall not prevent the Company from entering into subsequent agreements with you that could modify or amend this letter agreement.

Any payment of cash or Stock under this letter agreement to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

As partial consideration for the granting of the Promotion Bonus, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this letter agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.

This letter agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles.

The provisions this letter agreement shall bind and inure to the benefit of the Company and the successors and assigns of the Company, whether as a result of a Change in Control (as defined above) or otherwise. All references to the “Company within this letter agreement shall refer to the Company and any such successor or assignee of the Company.

If this letter agreement accurately sets forth our understandings and agreements with respect to the subject matter hereof, please execute this letter agreement in the space provided below and send a fully executed copy of this letter agreement to Katherine I. Hargis in the enclosed confidential envelope by April 1, 2016. The remaining copy is for your files. If Katherine I. Hargis does not receive a signed copy of this letter agreement on or before April 1, 2016, the terms of this letter agreement will expire and neither Company nor any of its subsidiaries or affiliates will have any obligations hereunder. Should you have any questions, please call Katherine I. Hargis at (713) 651 - 4446. We look forward to your continued employment with us.

Very truly yours,

KEY ENERGY SERVICES, INC.

By:
SCOTT P. MILLER
Sr. Vice President Operational Services and Chief Administrative Officer

Agreed to and accepted:

ROBERT DRUMMOND

Date

Cc: Carrie Miller